CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

NUTRITION 21, INC.

Under Section 805 of the Business Corporation Law

WE, THE UNDERSIGNED, Alan Kirschbaum and Benjamin Sporn, being respectively the Chief Financial Officer and the Secretary of Nutrition 21, Inc. hereby certify:

1.The name of the corporation is NUTRITION 21, INC.

2.The certificate of incorporation of said corporation was filed with the Department of State on June 29, 1983.  The name under which the corporation was formed was APPLIED MICRO BIOLOGY, INC.

3.(a)The certificate of incorporation is amended to change the name of the corporation from Nutrition 21, Inc. to NXXI Inc.

(b)      To effect the foregoing, Article FIRST is amended to read as follows: “The name of the corporation is NXXI Inc.”

4.The amendment to the Certificate of Incorporation is required within two (2) days after closing of an asset sale by the terms of an asset sale agreement approved on November 18, 2011 by Order of the United States Bankruptcy Court for the Southern District of New York.  The asset sale closed on November 22, 2011.

IN WITNESS WHEREOF, we have signed this certificate this 23rd day of November 2011 and we affirm the statements contained therein as true under penalties of perjury.

/s Alan Kirschbaum
Alan Kirschbaum
Chief Financial Officer

/s/ Benjamin Sporn
Benjamin Sporn, Secretary